Exhibit 99.1

HCP ANNOUNCES APPOINTMENT OF JAMES HOFFMANN TO BOARD OF DIRECTORS

IRVINE, Calif.—(BUSINESS WIRE)—July 31, 2014 — HCP (NYSE:HCP) announced the appointment of James Hoffmann as an independent director to the Company’s Board and a member of its Audit Committee.  With the appointment of Mr. Hoffmann, the Board has a total of eight members.

“As part of our ongoing search for a director who would further strengthen our Board’s breadth of talent and experience, we are delighted to have identified Jim Hoffmann,” said Michael D. McKee, HCP’s Chairman of the Board.  “Jim adds to our Board the valuable perspective of a global real estate institutional investment professional.”

Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company where he served as the firm’s senior global REIT analyst and portfolio manager, as well as on numerous internal management oversight committees, from 1997 to 2012.  Prior to that, he held analyst positions at Everen Securities, LaSalle Street Capital Management and Eastdil Realty, Inc. since 1986, with extensive experience covering REITs and other real estate portfolios across all property sectors.  He also served as Senior Investment Officer, Real Estate, at the Washington State Investment Board from 1992 to 1994.

“We are honored to welcome Jim Hoffmann as the newest member of our Board of Directors,” said Lauralee E. Martin, HCP’s President and Chief Executive Officer.  “We believe his over 30 years of experience in real estate investment analysis will be an extremely valuable asset as HCP continues to grow both domestically and internationally.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 29 consecutive years; (iii) is the only REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is a global leader in sustainability as a member of the CDP, Dow Jones and FTSE4Good sustainability leadership indices, and the Global and North American healthcare sector leader for GRESB.  For more information regarding HCP, visit the Company’s website at www.hcpi.com.

Contact

Timothy M. Schoen

Executive Vice President and Chief Financial Officer

949-407-0400